SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of December 10, 2021 (the “Execution Date”), is entered into by and among: (a) Devcool, Inc., a California corporation (the “Company”); (b) Go To Assistance Inc., a California corporation and the sole shareholder of the Company (the “Seller”); (c) Mr. Sandeep Deokule, an individual and current Chief Executive Officer of the Company (“SD”); and (d) Healthcare Triangle, Inc., a Delaware corporation (“Buyer”).

PREAMBLE

WHEREAS:

A.  The Company’s primary business consists of providing consulting, implementation, support, managed and information technology related services, including electronic health records services, for various business clients including healthcare organizations (the “Company Business”).

B.  Seller is the holder of 5,000,000 shares of the Company’s Class B Common Stock, par value $0.0001, which represent all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

C.  Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares all on the terms and subject to the conditions set forth in this Agreement.

D.  SD is entitled to certain bonus payments that become due and payable by the Company in the event of a sale of the Company in accordance with that certain Executive Employment Agreement, dated January 1, 2020, entered into by and between the Company and SD (the “Existing Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

AGREEMENT

ARTICLE I

PURCHASE AND SALE OF SHARES

1.01  Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement:

(a)  Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby purchases from Seller, the Shares, effective as of the Closing Date, free and clear of all liens, encumbrances and adverse claims.

(b)  In consideration of the sale and transfer of the Shares from Seller to Buyer pursuant to Section 1.01(a) hereof, and as full and complete consideration for such Shares, Buyer shall pay and deliver a sum of up to Seven Million Seven Hundred Thousand Dollars ($7,700,000) (the “Purchase Price”), subject to the provisions set forth below, and payable as follows:

i.	a sum of Four Million Dollars ($4,000,000) payable to Seller in cash on the Closing Date (the “Closing Cash Consideration”);

ii.	a sum of Seven Hundred Thousand Dollars ($700,000) payable in equity, subject to applicable withholding, in the form of applicable number of shares of Buyer’s capital stock calculated based on the average of the VWAPs for the 20 Trading Days immediately prior to the Closing Date (the “Closing Equity Consideration” and together with the Closing Cash Consideration, the “Closing Consideration”), which shares shall be issued on the Closing Date as follows: (a) Five Hundred Thousand Dollars ($500,000) worth of Buyer’s unvested stock shall be issued to SD or Seller (as SD’s designee if so required by SD), which shall vest upon the Company meeting either Gross Revenue Target mentioned below mentioned below (whichever is sooner); provided that if neither Gross Revenue Target is met, the shares issued pursuant to this clause (a) shall be canceled; and (b) Two Hundred Thousand Dollars ($200,000) worth of Buyer’s unvested stock shall be issued as retention bonus to certain key personnel of the Company identified on Annexure A hereto to be retained by the Company post-Closing (the “Retention Personnel”), subject to the Retention Personnel continuing to perform services to the Company (or its affiliates) up to and through the second anniversary of the Closing Date, which shares shall vest equally monthly over a period of twenty-four (24) successive months commencing the Closing Date;

iii.	a sum of up to Two Million Five Hundred Thousand Dollars ($2,500,000) as post-Closing earnout payment (the “Earnout”), subject to the Company’s achievement of the applicable yearly earnout targets set forth on Annexure B hereto, which Earnout shall be payable as follows: (a) up to One Million Dollars ($1,000,000) payable to Seller or its nominee(s) in cash upon achievement of the applicable Year 1 Cash Earnout (defined below); (b) up to Two Hundred Fifty Thousand Dollars ($250,000) worth of Buyer’s stock (calculated based on the average of the VWAPs for the 20 Trading Days immediately prior to December 31, 2022) issuable to SD or Seller (as SD’s designee if so required by SD) for achievement of the applicable Year 1 Equity Earnout; (c) up to One Million Dollars ($1,000,000) payable to Seller or its nominee(s) in cash upon achievement of the applicable Year 2 Cash Earnout (defined below); and (d) up to Two Hundred Fifty Thousand Dollars ($250,000) worth of Buyer’s stock (calculated based on the average of the VWAPs for the 20 Trading Days immediately prior to December 31, 2023) issuable to SD or Seller (as SD’s designee if so required by SD) for achievement of the applicable Year 2 Equity Earnout. Buyer shall be under no obligation to pay any unpaid portion of the Earnout payable to SD pursuant to this clause (iii) if, during a period of twenty-four (24) months after the Closing Date, SD is in material, uncured breach of his obligations under the Consulting Agreement (defined below); and

iv.	a sum of Five Hundred Thousand ($500,000) payable as a debt and included as an additional amount in the Working Capital Note (as defined below).

For purposes of this Section 1.01(b) and Section 1.01(c), the following definitions shall have the meanings ascribed below:

a.	“Gross Revenue Target” means the Company’s gross revenues are at least either (i) Sixteen Million Five Hundred Thousand Dollars ($16,500,000) for the period beginning on the Closing Date and ending on the day prior to the first anniversary of the Closing Date; or (ii) Thirty Four Million Five Hundred Thousand Dollars ($34,500,000) for the period beginning on the Closing Date and ending on the day prior to the second anniversary of the Closing Date.

b.	“Trading Day” means a day on which The Nasdaq Stock Market LLC is open for business.

c.	“VWAP” on a Trading Day means the volume weighted average price for the Acquirer’s common stock for such Trading Day as reported by Bloomberg Financial Markets or if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation.

(c)  As an additional consideration for sale of the Shares and for SD’s compliance with his obligations hereunder and under the Ancillary Agreements (defined below), Buyer or the Company shall enter into a consulting agreement with SD, effective as of the Closing Date, in substantially the form set forth as Annexure C hereto for a minimum annual gross compensation of One Hundred Twenty Thousand Dollars ($120,000), plus other benefits that are customarily offered by the Company or Buyer to similarly situated consultants (the “Consulting Agreement”). In addition, as consideration for Buyer obtaining a release from SD in substantially the form set forth as Annexure D hereto (the “SD Release”) and for SD’s conformance with SD’s obligations thereunder, Buyer shall issue to SD or Seller (as SD’s designee if so required by SD) on the Closing Date Three Hundred Thousand Dollars ($300,000) worth of Buyer’s vested stock, calculated based on the average of the VWAPs for the 20 Trading Days immediately prior to the Closing Date, in full satisfaction of the Company’s obligations to SD under SD’s current employment with the Company.

(d)  The amount of the Closing Consideration specified above is based on the accuracy of the representations of Seller in Section 2.07(b) hereof and the accuracy of the pricing assumptions set forth on Annexure E hereto (the “Pricing Assumptions”). The parties hereto agree that in the event that, based on Buyer’s good faith review of the Company’s financial information after the Closing, the actual numbers are less than the projected number set forth in the Pricing Assumptions, Buyer shall make a downward adjustment to the Purchase Price on a proportionate basis. If Seller and Buyer do not agree on any such adjustments to be made by Buyer, they will discuss with each other with the intent to resolve such differences in good faith within a reasonable period not to exceed thirty (30) days. In the event Buyer and Seller are not able to reach an amicable resolution, they will resolve any such dispute in accordance with the provisions of Section 8.06 hereof. For the avoidance of doubt, no such adjustments will be effective until final resolution of the dispute and, pending such resolution, Buyer shall comply with its payment obligations hereunder in the same manner as if such dispute(s) do not exist.

(e)  Monetary payments under this Section 1.01 shall be made by Buyer by wire transfer of immediately available funds credited to the account designated by Seller or SD (as applicable) to Buyer in writing no later than its applicable due date. If such due date falls on a bank holiday, such funds shall be credited on the business day immediately preceding such due date. With respect to payments in the form of equity, Buyer shall instruct its transfer agent on the applicable payment date to issue the applicable shares to the applicable party as soon as the transfer agent is able, which shall be within a reasonable time thereafter. If such payment date falls on a bank holiday, such instruction to the transfer agent shall be issued on the business day immediately preceding such payment date.

(f)  Payments to be made by Buyer to Seller shall be subject to Buyer’s right to setoff such payments against any payments that may be owing from Seller, the Company or SD to the Buyer under the express terms of this Agreement.

1.02  Closing. Subject to the terms and conditions set forth herein, the consummation of the purchase and sale of the Shares provided for in Section 1.01 hereof (the “Closing”) shall take place on the Closing Date (as defined in Section 5.01 hereof).

1.03  Net Working Capital. Although Buyer is purchasing all of the Shares of the Company, the Net Working Capital (as defined below) and the Other Liabilities (as defined below) are for the account of Seller.

(a)  As used herein, the term: (i) “Net Working Capital” means the aggregate Current Assets minus the aggregate Current Liabilities of the Company as shown on the interim balance sheet of the Company (the “Closing Balance Sheet”) as of October 31, 2021 (the “Effective Date”); (ii) “Current Assets” means, collectively, cash and cash equivalents, Accounts Receivables, amounts for unbilled services performed on or prior to the Effective Date, prepaid expenses, and other current assets; (iii) “Current Liabilities” means, collectively, Accounts Payables, loans, debts, liabilities, and taxes accrued and accruing through the Effective Date (including any accrued and unpaid interest, penalties and fees), whether or not due and payable as of the Effective Date; and (iv) “Other Liabilities” means, collectively, all other accrued liabilities as shown on the Closing Balance Sheet, including employee payroll, consultant payments, earned, unused PTOs, which are due and payable on or prior to the Effective Date.

(b)  At least two (2) business days before the Closing Date, the Company and Seller will deliver to Buyer a proforma itemized calculation of the anticipated Net Working Capital and Other Liabilities of the Company as of the Effective Date (without giving effect to the transactions contemplated herein) (the “Working Capital Amount”). Seller will cause the Company to retain petty cash and cash in the Company’s operating account to cover all checks issued on or prior to the Effective Date that have not been cashed. All other cash of the Company as of the Effective Date shall belong solely to Seller and shall be withdrawn by Seller on or prior to the Closing Date. In addition, on or prior to the Closing Date, Seller shall be entitled to withdraw, by borrowing against the Company’s line of credit with Bank of West, Loan No. 0000000034/Account No. 1061155764 (the “Line of Credit”), sum of One Million Three Hundred Sixty Five Thousand Six Hundred Ninety Four Dollars and Eighty Five Cents ($1,365,694.85) (the “Seller Working Capital Withdrawal Amount”). The remainder of the Working Capital Amount, i.e., the Working Capital Amount minus the Seller Working Capital Withdrawal Amount (the “Post-Closing Working Capital Amount”), shall be retained by the Company and be paid to Seller no later than the Maturity Date (defined below).

(c)  At the Closing, Buyer will issue Seller: (i) a secured demand promissory note in substantially the form set forth as Annexure F hereto (the “Net Working Capital Note”) maturing March 31, 2022 (the “Maturity Date”) in the amount of the Post-Closing Working Capital Amount minus any Other Liabilities of the Company accruing through the Effective Date (other than the Company’s payment obligations under the Existing Employment Agreement) that are assumed by Buyer (the “Assumed Liabilities”) plus Five Hundred Thousand ($500,000) of purchase price consideration as set forth in Section 1.01(b)(iv) hereof, as mutually agreed upon in writing by Buyer and Seller, and a security agreement in substantially the form set forth as Annexure G hereto (the “Security Agreement”) to secure Buyer’s and the Company’s joint and several (as applicable) payment obligations under the Net Working Capital Note, the Line of Credit and the Line of Credit Note (as defined below); and (ii) a corporate guaranty in substantially the form set forth as Annexure H hereto (the “Guaranty”) guaranteeing the full and timely satisfaction and repayment/replenishment of the Line of Credit in the amount of the Seller Working Capital Withdrawal Amount plus any accrued, unpaid interest thereon from the date of withdrawal of the Seller Working Capital Withdrawal Amount until its repayment, and the full and complete release and discharge of SD as a personal guarantor thereunder no later than forty-five (45) days from the Closing Date (the “Repayment Date”); and (iii) a secured demand promissory note in substantially the form set forth as Annexure I hereto (the “Line of Credit Note”).;

(d)  There will be an adjustment to the Net Working Capital on the thirty-third (33rd) day from the Closing Date for any Accounts Receivables not collected and any Accounts Payables not paid for the period through the Effective Date; provided that the Company, Seller and SD shall have the right to try to collect, during a ninety (90)-day period from the Closing Date, any uncollected Accounts Receivables, and pay off, settle or resolve any Accounts Payables, arising on or prior to the Effective Date. Commencing the Closing Date, Buyer will pay the Current Liabilities as they become due, as well as all liabilities related to the Company Business occurring after the Effective Date, including, without limitation, any accrued, unpaid Current Liabilities and other liabilities occurring after the Effective Date. Any Accounts Receivables included in the Net Working Capital and uncollected as of the Maturity Date shall be deemed as “Uncollected Receivables” and any Accounts Payables included in the Net Working Capital and that are paid off, settled or resolved as of the Maturity Date shall be deemed as “Non-Payable AP”. The amount payable under the Net Working Capital Note shall be reduced by the amount of any such Uncollected Receivables and shall be increased by the amount of any such Non-Payable AP as of the Maturity Date.

(e)  After Closing, Seller shall be entitled to, as an adjustment to the Purchase Price, receive from Buyer one hundred percent (100%) of the Accounts Receivables existing as of the Effective Date and not included in the calculation of Net Working Capital or the Seller Working Capital Withdrawal Amount as well as any Uncollected Receivables that are received by or on behalf of the Company or Buyer after the Closing Date as well as any Non-Payable AP after the Closing Date (collectively, the “Seller Receivables”). After Closing, the Company shall promptly assign to Seller, the Seller Receivables and Seller shall have the right, in consultation with Buyer, to pursue payment or credit (as applicable) of any such Seller Receivables for Seller’s own account. Seller shall have a lien on the Company Business, as well as on the Company’s assets, properties, contracts, unused lines of credit as of the Closing Date, and future receivables with respect to any Seller Receivables (including interest due thereon calculated daily on a 365-day year from the date such amount is due until full repayment) that are not paid to Seller within five (5) business days of receipt. Seller, the Company and Buyer shall complete a full and final reconciliation and settlement of the Seller Receivables and any Purchase Price adjustments contemplated under this
Section 1.03 within ninety (90) days from the Closing Date

(f)  If the parties hereto are unable to resolve any disputes or disagreements arising out of or relating to any matters set forth in this Section 1.03 (“Dispute(s)”), they shall first endeavor to resolve such Dispute(s) through good faith, diligent negotiations between the senior executives of Seller and Buyer, and if such Dispute(s) remain unresolved for more than ten (10) business days after a party raises them, such Dispute(s) shall be submitted for resolution by mutual agreement to the office of an impartial nationally-recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Dispute(s) only and make any downward adjustments to the Purchase Price. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under Dispute(s) by the parties and their decision for each Dispute must be within the range of values assigned to each such Dispute in the written objections submitted by the parties hereto. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Dispute(s) and their adjustments to the Purchase Price shall be conclusive and binding upon the parties hereto.

(g)  Except as otherwise provided in this Agreement, Net Working Capital, Current Assets, Current Liabilities and Other Liabilities shall be accrued when incurred, and these terms shall be interpreted in accordance with the U.S. Generally Accepted Accounting Principles (“GAAP”), consistently applied. For example, Seller shall have the benefit of any billings for services performed on or before the Effective Date (whether invoiced or not) and shall have the liability to pay the consultant performing such service on or before the Effective Date (whether invoiced to the Company or not). An example (for illustration purposes only) of the Net Working Capital calculation is attached as Schedule A hereto.

(h)  Any payments made pursuant to this Section 1.03 shall be treated as an adjustment to the Purchase Price by the parties for tax purposes, unless otherwise required by applicable law.

1.04  Taxes. Seller shall prepare and file at its own expense the Company’s federal and state income tax returns for all periods through the close of business on the Effective Date, and Buyer shall cause the Company to provide Seller and its accountants, auditors and advisors reasonable access to the Company’s books and records for this purpose on a confidential basis. Seller will provide copies of such returns to Buyer for review and comment prior to filing, and Buyer shall complete its review and comment process in a timely manner so as not to delay the filing/reporting of such income tax returns. Seller shall be responsible to Buyer and the Company for any tax liability, including interest and penalties, arising from the operation and business of the Company through the close of business on the Effective Date, except for any interest, fines and penalties imposed due to the wrongful or delayed acts or omissions of Buyer or its agents.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller hereby represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the Effective Date and shall be true and correct as of the Closing Date.

2.01  Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing in the State of California, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which it requires such qualification, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate have a material adverse effect on the Company Business.

The Company has no subsidiary and has no equity or other interest in any third party or entity.

2.02  Power and Authority. The Company has the requisite corporate power and authority to own, operate and lease its properties and assets, and to conduct its business as it is now being conducted.

2.03  Execution and Binding Effect. This Agreement, and all other agreements and instruments executed in connection with this Agreement (collectively, the “Ancillary Agreements”), have been duly and validly executed and delivered by Seller and SD (as applicable), and (assuming due authorization, execution and delivery by Buyer) constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to laws affecting creditor’s rights and general principles of equity.

2.04  No Breach, Default, Violation or Consent. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party do not and will not:

(a)	violate the Company’s currently effective Articles of Incorporation or Bylaws;

(b)  materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a material default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Company Agreements (as defined below) or any Company Permits (as defined below) or of any contract, agreement, instrument or document to which the Company is a party, or by which the Company or its assets are bound, except where the breach, default, non-consent, termination, acceleration, suspension, revocation, cancellation or amendment would not, individually or in the aggregate, have a material adverse effect on the Company Business;

(c)  breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental entity (each a “Governmental Order”) which names the Company or is directed to the Company or any of their respective assets, except where the breach or violation would not, individually or in the aggregate, have a material adverse effect on the Company Business;

(d)  violate any law, rule, regulation, ordinance or code of any governmental entity (each a “Governmental Rule”), except where the violation would not, individually or in the aggregate, have a material adverse effect on the Company Business; or

(e)  require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a “Person”), except where Seller’s or the Company’s failure to obtain the consent, authorization, approval, or exemption, or the Company’s failure to take the action, or make the filing, registration or qualification, would not, individually or in the aggregate, have a material adverse effect on the Company Business.

2.05  Capitalization; Ownership. The authorized capital stock of the Company consists of (a) 50,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (b) 10,000,000 shares of Class B Common Stock, par value $0.0001 per share, of which (x) no shares of Class A Common Stock have been issued, (y) 5,000,000 shares of Class B Common Stock have been issued and are outstanding, and (z) there are no treasury shares. The Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

Seller is the sole beneficial owner of the Shares and the Shares are free and clear of any liens or encumbrances (other than restrictions on transfer under applicable state and federal laws). Seller further represents that Seller has good and marketable title to the Shares and the right and authority to transfer the Shares to Buyer pursuant to this Agreement and without any third party consent.

2.06  Employee and Contractor Agreements and Detailed Staffing Margin Analysis. Schedule 2.06 set forth a correct and complete list of Employee and Contractor agreements and a current Detailed Staffing Margin Analysis for the period up to the Closing Date.

2.07  Financial Statements.

(a)  The Company has previously delivered to Buyer correct and complete copies of (i) its unaudited internally prepared balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, including the footnotes (if any) thereto, and (ii) unaudited internally prepared interim balance sheets and profit and loss statements as of and for the period ended September 30, 2021 (the “Current Financial Statements” and, together with the items described in clause (i) above, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial condition of the Company as at the end of the periods covered thereby, and the results of its operations and the changes in its financial position for the periods covered thereby in accordance with GAAP. Any facts or circumstances which would result in a substantial change to the Financial Statements, if prepared in accordance with GAAP, have been previously disclosed to Buyer or mentioned in the Schedules to this Agreement, or otherwise disclosed in writing.

(b)  Except for the liabilities shown in the Current Financial Statements, the Company has, to SD’s knowledge, no liabilities of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes direct or indirect, other than (w) executory obligations to perform services under Company Agreements that are not required to be set forth in the Current Financial Statements in accordance with GAAP, (x) Accounts Payable  incurred in the ordinary course of business since the date of the Current Financial Statements, (y) those which are adequately reflected or reserved against in the Closing Balance Sheet as of the Effective Date, and (z) those which have been incurred in the ordinary course of business consistent with past practices since the Closing Balance Sheet Date.

(c)  The proforma calculation of the anticipated Net Working Capital and Other Liabilities of the Company as of the Effective Date to be provided by Seller pursuant to Section 1.03(b) will reflect Seller’s good faith, reasonable best estimate of those quantities calculated on a basis consistent with the Current Financial Statements and GAAP.

(d)  Notes and Accounts Receivable. All notes and Accounts Receivables of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims (except as set forth in applicable legal contracts or other instruments), are current and collectible, and are eligible to be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Current Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

2.08  Bank Accounts. Schedule 2.08 sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.09  Tax Matters. The Company:

(a)  has filed or caused to be filed (or will file or will cause to be filed) all income tax returns and income tax reports required to be filed by the Company for all periods prior to and ended as of the Effective Date;

(b)  has paid (or will pay) all taxes, interest, penalties, assessments and deficiencies shown to be due on such income tax returns, if any, and reports or claimed to be due by any governmental entity or which the Company is required to withhold on behalf of any other Person;

(c)  has adequate reserves and the provisions for taxes on the books of the Company are adequate for all open years and for its current fiscal period up to the Effective Date and properly classify such tax obligations as either current or deferred;

(d)  SD has no knowledge of any proposed assessment of any additional taxes to be imposed against the Company by any governmental entity or of any basis for any such assessment (whether or not reserved against);

(e)  is not currently being audited by any governmental entity, and no such audit is pending or, to SD’s knowledge, threatened;

(f)  has not made any tax elections which (i) were in effect in any past year for which the time for audit has not expired, (ii) are currently in effect or (iii) will be in effect at any future time, except for its election to be taxed under Subchapter S of the Internal Revenue Code;

(g)  has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any tax; and

(h)  to SD’s knowledge, meets all tax requirements applicable to the Company for treatment of any individuals who are not treated as employees and who provide services on behalf of the Company for clients of the Company (“Consultants”) as self-employed consultants; the services of the Company’s Consultants are retained through consulting companies; the Company complies with all requirements regarding tax and FICA withholdings, benefits, insurance and workers’ compensation applicable to the Consultants, which are listed on Schedule 2.09(h); and there have been no challenges on audit or otherwise as to the status of such persons as self-employed consultants to the Company.

2.10  Litigation. Except as otherwise disclosed on Schedule 2.10, to the Seller’s or SD’s knowledge, there is no pending, threatened investigation, action or proceeding against the Company, by or before any governmental entity or arbitrator, and the Seller or SD has no knowledge of any basis for any such investigation, action or proceeding. Except as otherwise disclosed on Schedule 2.10, there is no pending or, to the Seller’s or SD’s knowledge, threatened investigation, action or proceeding against Seller by or before any governmental entity or arbitrator which, if determined adversely to Seller, would materially and adversely affect its ability to consummate the transactions contemplated hereby, and the Seller or SD has no knowledge of any basis for any such investigation, action or proceeding. Schedule 2.10 sets forth a correct and complete list of each investigation, action and proceeding described in the preceding sentences, the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

2.11  Absence of Certain Changes and Events. Except as otherwise disclosed on Schedule 2.11, since the Effective Date:

(a)  the Company has not incurred any material obligation or liability except for normal trade obligations incurred in the ordinary course of business;

(b)  no casualty, loss or damage has occurred with respect to any of the Company’s assets, whether or not the same is covered by insurance;

(c)  the Company has not sold, transferred or otherwise disposed of any of its assets or any interest therein, or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business;

(d)  the Company has not written off as uncollectible any of its Accounts Receivables or written down the value of any of its assets outside the normal course of business;

(e)  the Company has not waived or released any of its rights with respect to its business or assets or permitted any of such rights to lapse;

(f)  no key executive officer or other key employee of the Company has left his or her employment with the Company;

(g)  the Company has not granted, and is not committed to grant, any salary or wage increases to any of its employees, except as occurs in the ordinary course of business when an employee changes client assignments or following regular employee review;

(h)  the Company has not made, or committed to make, any capital expenditures in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(i)  there has been no payment, discharge or other satisfaction of any liabilities of the Company, whether direct or indirect, fixed or contingent or otherwise, other than the satisfaction, in the ordinary course of business, of liabilities reflected on the Current Financial Statements or incurred in the ordinary course of business;

(j)  the Company has not introduced any material change with respect to its business, including without limitation, with respect to services it provides, the areas in which such services are provided, or its accounting methods; and

(k)  no material adverse change, and no event which is likely to result in a material adverse change, has, to the Seller’s or SD’s knowledge, occurred or will occur as a result of the consummation of the transactions contemplated in this Agreement.

2.12  Clients. Schedule 2.12 sets forth a correct and complete list of each of the clients of the Company whose business with the Company constituted five percent (5%) or more of the Company’s net revenues during the twelve (12)-month period ended December 31, 2020, and for the ten (10)-month period ending October 31, 2021. To SD’s knowledge, the Company is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such client. Since January 1, 2021, except in the normal course of business, no such customer has terminated its relationship with, or materially reduced its business with the Company, and to the best of SD’s knowledge, no such customer intends to terminate its relationship with, or materially reduce its business with, the Company.

2.13  Constituent Documents and Governmental Rules; Legal Compliance. The Company is and has been in compliance with (a) its charter and by-laws and (b) to SD’s knowledge, all governmental laws, rules and regulations applicable to the Company, its business or its assets, including without limitation the Health Insurance Portability and Accounting Act of 1996, as amended and all rules and regulations promulgated thereunder.

To SD’s knowledge, Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

2.14  Governmental Orders. Schedule 2.14 sets forth a correct and complete list of all outstanding orders, writs, injunctions, decrees, awards, judgments and rulings entered by or with any governmental body, agency or authority (collectively, the “Governmental Orders”) which name the Company or are directed to the Company or any of its assets, together with the governmental entity who issued the same and the subject matter thereof. To SD’s knowledge, the Company is in compliance with all such Governmental Orders, except where any non-compliance would not, individually or in the aggregate, have a material adverse effect on the Company Business.

2.15  Company Permits. Schedule 2.15 sets forth a correct and complete list of all permits, licenses, franchises, certificates, authorizations, consents and approvals obtained from or issued by any governmental entity and which are necessary or desirable for the ownership or operation of the Company or the ownership, operation or use of its assets (collectively, the “Company Permits”), and indicates for each whether any consent from the issuing authority is required in connection with the consummation of the transactions contemplated hereby. To SD’s knowledge, the Company Permits have been validly acquired, are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Orders for the Company to carry on its business as now being conducted and to own, operate or use its assets. To SD’s knowledge, no violations have been recorded against any such Company Permit, no citation, notice or warning has been issued by any governmental entity with respect to any such Company Permit, no investigation or hearing has been held by or before any governmental entity with respect to any such Company Permit, the Company has not received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Company Permit and, to SD’s knowledge, there is no basis for any of the foregoing. To SD’s knowledge, the Company is in compliance with all such Company Permits, except where any non-compliance would not, individually or in the aggregate, have a material adverse effect on the Company Business.

2.16  Environmental Matters.

(a)  No Hazardous Substances (as defined below) have been or are being generated, used, processed, treated, stored, released, transported or disposed of by the Company;

(b)  No Person who has leased, occupied or used any real property now or previously owned, leased, occupied or used by the Company has, to SD’s knowledge, generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property; and

(c)  No event has occurred and no condition exists with respect to the Company or its business or assets which has resulted in, or is likely to result in, any material liability, cost or expense to the Company or any other Person who owns or operates its business or assets under any applicable Environmental Rule (as defined below), and the Company has not received any notice from any governmental entity or other Person of its intention to impose any such liability, cost or expense upon the Company or any such Person.

As used herein, the terms: (i) “Environmental Rule” means any Governmental Orders which relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including without limitation, any Governmental Orders relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all rules, regulations and orders issued thereunder, as any of the same may be amended; and (ii) “Hazardous Substance” means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Orders.

2.17  Real Property.

(a)  Schedule 2.17 sets forth a correct and complete list of (i) all real property currently owned, leased or used by the Company (collectively, the “Real Property”), (ii) all leases, subleases and other agreements or rights pursuant to which any Person has the right to occupy or use any of the Real Property owned by the Company, and (iii) all leases, subleases and other agreements or rights pursuant to which the Company has the right to occupy or use any of the Real Property owned by others.

(b)  To the Seller’s or SD’s knowledge, all improvements located on the Real Property (including without limitation all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition.

(c)  To the Seller’s or SD’s knowledge, the Real Property: (i) is adequately serviced by all utilities necessary for the conduct of the Company Business as currently conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; and (iii) has adequate parking that is sufficient to meet the needs of the Company’s employees and business invitees and to comply with applicable Governmental Rules.

2.18  Personal Property.

(a)  Schedule 2.18 sets forth a correct and complete list of all leases and other agreements pursuant to which the Company leases any equipment, machinery, fixtures, tools, dies, patterns, vehicles, computer hardware or software or furniture (collectively, the “Equipment”).

(b)  To the Seller’s or SD’s knowledge and except for the office telephone system and the copying/scanning machines, all Equipment owned or leased by the Company is in good repair and fair operating condition (ordinary wear and tear excepted), is suitable for the purposes for which it is used and constitutes all Equipment necessary to conduct the Company Business as currently conducted.

(c)  Except as otherwise disclosed on Schedule 2.18, all Accounts Receivables of the Company (i) represent amounts receivable for services actually provided, (ii) are not subject to any material defenses, counterclaims or rights of setoff, (iii) have been billed and are generally due and payable within 30, 45 or 60 days after billing depending on the client, and (iv) are fully collectible in the ordinary course of business except to the extent of the reserves set forth in the Financial Statements. Schedule 2.18 sets forth the total amount of the Company’s Accounts Receivables outstanding as of the Effective Date, together with the aging of such receivables, from the due date thereof, based on the following schedule: (i) 0-30 days; (ii) 31-60 days; (iii) 61-90 days; and (iv) over 90 days.

2.19  Intellectual Property. Schedule 2.19 sets forth a correct and complete list of (a) all patents, registered and unregistered trademarks, service marks, logos, corporate and trade names and registered and common law copyrights, and all applications therefor, which are owned by or licensed to the Company or are otherwise used by the Company in its business (the “Intellectual Property”), (b) all licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by the Company, (c) all licenses or other agreements pursuant to which the Company has the right to use any Intellectual Property owned by others, and (d) all consents which must be obtained, all filings which must be made and all other actions which must be taken in respect of the Intellectual Property in connection with the consummation of the transactions contemplated hereby. The Company has the lawful right to use all of the Intellectual Property, and no such use infringes upon the lawful rights of any other Person. No Person is using any Intellectual Property in a manner which infringes upon the lawful rights of the Company.

2.20  Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Closing Balance Sheet delivered to Buyer, or acquired after the Effective Date, free and clear of all liens.

2.21  Employment Benefit Plans. Schedule 2.21 sets forth a correct and complete list of all Employment Benefit Plans (used herein as defined in ERISA) and all other plans, programs, arrangements and policies of any kind of the Company applicable to its employee and other personnel utilized by it.

2.22  Employee Benefit Plan Compliance. All Employee Benefit Plans maintained by the Company are maintained and funded in accordance with applicable provisions of ERISA and the Internal Revenue Code.

2.23  Personnel Matters.

(a)  Schedule 2.23 sets forth a correct and complete list of (i) all directors and executive officers of the Company, (ii) all other employees of or consultants to the Company whose annual compensation (including bonuses and commissions) during the Company’s fiscal year ended December 31, 2021 was Ten Thousand Dollars ($10,000) or more, (iii) the current job title or relationship to the Company of each such Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the Company’s fiscal year ended December 31, 2021 and (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of the Company.

(b)  Except as otherwise disclosed on Schedule 2.23, the Company is not a party to any employment, consulting or similar agreement, written or oral, with any Person.

(c)  Except as otherwise disclosed on Schedule 2.23, (i) no employees of the Company are represented by any labor union or similar organization, (ii) the Company is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding or given the Company notice of any intention to hold an election of a collective bargaining representative at any time during the past three years.

(d)  Except as otherwise disclosed on Schedule 2.23, (i) no strike, work stoppage, contract dispute or other labor disturbance involving any employees of the Company currently exists or, to the Seller’s or SD’s knowledge, is threatened and (ii) no investigation, action or proceeding by or before any governmental entity which relates to allegedly unfair or discriminatory employment or labor practices or the violation of any Governmental Orders relating to employment or labor practices is pending or, to the Seller’s or SD’s knowledge, threatened, and the Seller or SD has no knowledge of any basis for any such investigation, action or proceeding.

(e)  To the Seller’s or SD’s knowledge, no executive, key employee, or significant group of employees plans to terminate employment with the Company during the next twelve (12) months. The Company has not committed any material unfair labor practice. With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past 3 years, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer

(f)  Except as otherwise disclosed on Schedule 2.23, the Company does not have any employee benefit plans. Each such employee benefit plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such employee benefit plan and complies in form and in operation in all material respects with the applicable requirements of Employee Retirement Income Security Act of 1974, as amended, Internal Revenue Code of 1986, as amended, and other applicable laws.

2.24  Insurance. Schedule 2.24 sets forth a correct and complete list of all insurance policies of which the Company is the owner, insured, loss payee or beneficiary and indicates for each such policy any pending claims thereunder. Except as otherwise disclosed on Schedule 2.24: (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which were due and payable on or prior to the date hereof have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) the Company has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy; (e) the Company has not been refused any insurance, nor has its coverage been limited by any carrier; and (f) the Company has maintained, or been the beneficiary of, general liability policy(ies) reasonable, in both scope and amount, in light of the risks attendant to its business and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been “occurrence” policies and not “claims made” policies. Schedule 2.24 lists all material claims under the Company’s insurance policies since January 1, 2015 and the dispositions thereof. The Company maintains errors and omissions insurance coverage in the amount of at least Two Million Dollars ($2,000,000) per claim and Five Two Million Dollars ($5,000,000) in the aggregate.

2.25  Indebtedness.

(a)  Schedule 2.25 sets forth a complete list of all agreements, documents, instruments and securities which are currently in effect and which create, evidence or secure any indebtedness of the Company (exclusive of trade payables) or pursuant to which the Company has guaranteed any indebtedness or other obligations of any other Person, together with the names of the creditors thereunder or beneficiaries thereof, the principal amount owing thereunder or secured or guaranteed thereby, the interest rates payable thereunder and the amortization and maturity thereof.

(b)  Schedule 2.25 sets forth a correct and complete list of all outstanding trade payables payment of which is more than 30 days overdue and, with respect to any trade payables which have not been paid due to a dispute with a vendor, identifies the nature of such dispute.

2.26  Other Material Company Agreements. Schedule 2.26 sets forth a correct and complete list of all bids, offers, leases, licenses, contracts and other business arrangements, written or oral, to which the Company is a party or by which the Company or any of its assets are bound (collectively, the “Company Agreements”), other than (a) the Company Agreements listed on any of Schedule 2.17 through Schedule 2.25, (b) Company Agreements involving the payment by or to the Company, or creating any liability of the Company (whether direct or indirect, fixed or contingent), of more than $10,000 over the term thereof, and (c) the Company Agreements which are cancelable by the Company on thirty (30) days’ notice or less without any material liability to the Company.

2.27  Status of Company Agreements. Each Company Agreement listed on any of Schedule 2.17 through Schedule 2.26 is in full force and effect and is enforceable against the Company, the other parties thereto, in accordance with its terms. The Company is in compliance with each such Company Agreement in all material respects. All other parties to such Company Agreements are in compliance with the terms thereof in all material respects. No consent of the other parties to such Company Agreements is required in connection with the consummation of the transactions contemplated hereby other than any change of control provisions set forth therein, except to the extent that any leases set forth in Schedule 2.17 may contain provisions requiring the consent of the landlord to assignment, which provisions may provide that the consummation of the transactions contemplated hereby constitutes an assignment, in which event Buyer agrees that obtaining such consent is not a condition of Closing.

2.28  Delivery of Documents; Accurate Disclosure. Seller has previously delivered to Buyer correct and complete copies of each Company Agreements listed on Schedule 2.17 through Schedule 2.26 and of each additional agreement, document and instrument which Buyer (or its accountants or attorneys) has requested in writing. None of the information furnished or to be furnished by Seller to Buyer or any of its representatives in connection with this Agreement and all other agreements and instruments related to this Agreement, and none of the representations and warranties of the Company set forth herein, in any other agreements and instruments related to this Agreement or in any certificate delivered in connection herewith or therewith, (a) is or will, to the Seller’s or SD’s knowledge, be false or misleading in any material respect, (b) contains or will contain, to SD’s knowledge, any untrue statement of a material fact, or (c) omits or will omit, to SD’s knowledge, any statement of material fact necessary to make the same not misleading.

2.29  Brokers’ Fees. Neither the Company nor Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

2.30  Technology Providers. Schedule 2.30 lists the providers of technology adapted and implemented by the Company for its clients. The Company consultants and other Company personnel who provide services to clients have met all training requirements the Company of the clients for whom they work for working with the technology to which they are assigned, and the Company and its Consultants and other Company personnel who work with such technology are, if required by the client, certified by the respective technology providers.

2.31  Business Continuity. To SD’s knowledge, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of the Company Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company. The Company is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Company.

2.32  Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been, to SD’s knowledge, in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder (“HIPAA”). The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.33  One Time Expenses. Schedule 2.33 sets forth certain expenses incurred by the Company in fiscal year 2021 prior to the date of this Agreement. All of the expenses set forth on Schedule 2.33 are one-time expenses, are non-reoccurring in nature, and will not be incurred by the Company in fiscal years subsequent to 2021.

2.34  PPP Loans. None of the information provided by the Company or on the Company’s behalf in support of the Company obtaining any Paycheck Protection Program loan (a “PPPL”), or in establishing eligibility for loan forgiveness, or other favorable terms for such PPPL was materially false or misleading and no information was omitted that, was required to be provided, based on then-current applicable laws and regulations, to obtain such PPPL, or establish eligibility for loan forgiveness, or other favorable terms for such PPPL. The Company, under then-current applicable laws and regulations, qualifies for and has been granted complete loan forgiveness for any principal or interest on each of its PPPL loans and no amounts are due or owning thereon.

2.35  No Other Representations or Warranties. Except for the representations and warranties contained in this Article II hereof (including the related portions of the Disclosure Schedules), none of Seller, the Company, SD or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller of the Company. Without limiting the generality of the foregoing, none of Seller, the Company, SD or any other Person has made or makes any other representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Company.

For purposes of this Article II, the term “Seller’s knowledge” or “SD’s knowledge” means the actual knowledge of Seller’s officers and directors, or SD, as applicable, after reasonable due inquiry under the circumstances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article III are true and correct as of the Effective Date and shall be true and correct as of the Closing Date.

3.01  Organization. Buyer is a corporation duly organized, validly existing and in good standing in the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which it requires such qualification.

3.02  Power and Authority. Buyer has the requisite corporate power and authority to own, operate and lease its properties and assets, to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement and the Ancillary Agreements.

3.03  Execution and Binding Effect. This Agreement and the applicable Ancillary Agreements have been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller and SD, as applicable) constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to laws affecting creditor’s rights and general principles of equity.

3.04  No Breach, Default, Violation or Consent. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements do not and will not:

(a)	violate the Buyer’s currently effective charter or by-laws;

(b)  materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a material default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, instrument or document to which Buyer is a party, or by which Buyer or any of its properties or assets is bound, except where the breach, default, non-consent, termination, acceleration, suspension, revocation, cancellation or amendment would not, individually or in the aggregate, have a material adverse effect on Buyer’s business;

(c)  breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its properties or assets, except where the breach or violation would not, individually or in the aggregate, have a material adverse effect on Buyer’s business;

(d)  violate any Governmental Rule, except where the violation would not, individually or in the aggregate, have a material adverse effect on Buyer’s business; or

(e)  require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person, except where Buyer’s failure to obtain the consent, authorization, approval, or exemption, or Buyer’s failure to take the action, or make the filing, registration or qualification, would not, individually or in the aggregate, have a material adverse effect on Buyer’s business.

3.05  Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

3.06  Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make timely payments of the Purchase Price, and to consummate the transactions contemplated by this Agreement. Buyer has no present intention of, and does not contemplate, creating any encumbrances on the Company Business or the Company’s or Buyer’s properties, assets, or contracts, during the Buyer Restriction Period (defined below) to fund the payment of the Purchase Price or the Company’s payment obligations under the Consulting Agreement, or to take any other actions that would materially reduce the Company Business, or materially adversely affect the Company’s ability to conduct its operations on an ongoing basis consistent with past practice, or otherwise render the Company inoperable, unable to pay its debts when due, or cause material breach of its obligations hereunder, including, without limitation, Buyer’s and the Company’s obligations under Section 7.04.

3.07  Solvency. Buyer is currently solvent and immediately after giving effect to the transactions contemplated hereby, Buyer and the Company shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and the Company. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.08  Legal Proceedings. There are no actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such action.

3.09  Independent Investigations. Buyer has conducted its own independent investigation, due diligence (financial, legal, tax or otherwise), review and analysis of the business, results of operation, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article II hereof (including the related portions of the Disclosure Schedules), and (b) none of Seller, the Company, SD or any other Person has made any representation or warranty as to Seller, the Company or SD, either written or oral, except as expressly set forth in Article II hereof (including the related portions of the Disclosure Schedules).

ARTICLE IV

CONDITIONS PRECEDENT

4.01  Conditions to Each Party’s Obligations. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions:

(a)  No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement or any Ancillary Agreements, and shall be in effect.

(b)  There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreements, or seeking to obtain any material damages.

4.02  Conditions to Seller’s Obligations. The obligations of Seller shall be subject to the satisfaction prior to the Closing of the following conditions unless waived by Seller in writing:

(a)  The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date.

(b)  Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement and the Ancillary Agreements prior to the Closing Date.

(c)  Buyer shall have provided Seller and/or SD (as applicable) with all of the documents required by Section 5.03 hereof.

4.03  Conditions to Buyer’s Obligations. The obligations of Buyer shall be subject to the satisfaction prior to the Closing of the following conditions unless waived by Buyer in writing:

(a)  The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date.

(b)  Seller, SD and the Company shall have performed all agreements and covenants that are required to be performed by them under this Agreement and the Ancillary Agreements prior to Closing Date.

(c)  Seller shall have agreed to reasonably comply and to take good faith, commercially reasonable efforts to cooperate with Buyer in achieving the terms and conditions and goals and milestones set forth in a mutually acceptable integration plan.

(d)  Buyer shall have received updated financial statements of the Company, including the profit and loss statement, consistent with past practices and prepared in accordance with GAAP.

(e)  Buyer shall have completed its due diligence of the Company’s bank accounts, Accounts Receivables, Accounts Payables and cash flow reports and statements with results satisfactory to the Buyer in its good faith, reasonable discretion, subject to Buyer taking best efforts to complete such due diligence in a timely manner prior to the Closing Date.

(f)  Seller and/or SD (as applicable) shall have provided Buyer with all of the documents required by Section 5.02 hereof.

ARTICLE V

CLOSING AND DELIVERY OF DOCUMENTS

5.01  Time and Place. The Closing of the transaction contemplated by this Agreement shall take place on or before December 15, 2021, unless otherwise agreed by the Parties, subject to the satisfaction of all conditions, specifically the delivery of all required documents, or at such other time and place as the Parties mutually agree (the “Closing Date”). All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by written agreement of the parties. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

5.02  Deliveries by Seller. At Closing, Seller shall provide the following to Buyer:

(a)  The original certificate(s) evidencing the Shares duly endorsed by the Seller to Buyer;

(b)  A certificate of executed by the Secretary the Company, dated as of the Closing Date, certifying that attached thereto are true and complete copies of (i) the articles of incorporation and bylaws of the Company, (ii) all resolutions adopted by the directors of the Company authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) an incumbency certificate certifying the signatures and incumbency of authorized signatories of the Company to this Agreement and the Ancillary Agreements;

(c)  A certificate executed by the Secretary of Seller, dated as of the Closing Date, certifying that attached thereto are true and complete copies of (i) the articles of incorporation and bylaws of Seller, (ii) all resolutions adopted by the directors of Seller authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (iii) an incumbency certificate certifying the signatures and incumbency of authorized signatories of Seller to this Agreement and the Ancillary Agreements;

(d)  A certificate executed by an officer of Seller and by SD, dated as of the Closing Date, certifying to Buyer that each of the representation and warranties of Seller in the Article II are accurate in all material respects as on the Effective Date and also as of the Closing Date, and there has been no material adverse change in the Company or the business of the Company, since the Effective Date up to the Closing Date;

(e)  The SD Release duly executed by SD and Seller;

(f)  The Net Working Capital Note duly executed by Seller;

(g)  The Line of Credit Note duly executed by Seller, the Company and SD;

(h)  The Security Agreement duly executed by Seller;

(i)  The Consulting Agreement duly executed by SD;

(j)  The Guaranty duly executed by SD; and

(k)  Such other documents as are reasonably necessary to carry out the terms of the transaction contemplated by this Agreement.

5.03  Deliveries by Buyer. At Closing, Buyer shall provide the following:

(a)  Wire-transfer of the Closing Cash Consideration to Seller’s designated bank account as detailed in Schedule C hereto;

(b)  A signed letter to the Buyer’s transfer agent, instructing the transfer agent to issue the applicable Closing Equity Consideration to SD or Seller (as SD’s designee if so required by SD), and to the Retention Personnel;

(c)  The SD Release duly executed by Buyer;

(d)  The Net Working Capital Note duly executed by Buyer;

(e)  The Line of Credit Note duly executed by Buyer;

(f)  The Security Agreement duly executed by Buyer;

(g)  The Guaranty duly executed by Buyer;

(h)  The Consulting Agreement duly executed by Buyer;

(i)  A certificate executed by the Secretary of Buyer, dated as of the Closing Date, certifying that attached thereto are true and complete copies of (i) the certificate of incorporation and bylaws of Buyer, (ii) all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) an incumbency certificate certifying the signatures and incumbency of authorized signatories of Buyer to this Agreement and the Ancillary Agreements; and

(j)  Such other documents as are reasonably necessary to carry out the terms of the transaction contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

6.01  Survival of Representations, Etc. The representations, warranties, covenants and indemnities set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith or contemplated hereby shall survive the Closing as follows:

(a)  the representations and warranties in Section 2.01, Section 2.03, Section 2.04, Section 2.05, Section 3.01 and Section 3.03 hereof shall survive indefinitely;

(b)  the representations and warranties in Section 2.09 hereof shall survive for a period ending when the applicable statutes of limitation with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), plus ninety (90) days; and

(c)  all other representations and warranties in this Agreement or in any certificate, document or other instrument delivered in connection herewith or contemplated hereby shall survive for a period of thirty-six (36) months from the Closing Date. The expiration of any representation or warranty as provided in this Section 6.01 hereof shall preclude any indemnity with respect thereof under this Article VI from and after the time such representation or warranty shall have expired; provided, however, that the expiration of any such representation or warranty shall not affect the rights of any party in respect of any such indemnity claim therefor as to which notice thereof has been given under this Article VI prior to the expiration of the applicable survival period provided in this Section 6.01 hereof.

6.02  Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend, save and hold harmless Buyer, the Company and their respective officers, directors, shareholders, affiliates and successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses (as defined below) incurred by any Buyer Indemnified Party and arising out of or resulting from (i) any breach of any representation or warranty given or made by Seller in this Agreement or any Ancillary Agreements; (ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement or any Ancillary Agreements; and (iii) any events or circumstances arising from the business or operations of the Company on or prior to the Effective Date.

6.03  Indemnification by Buyer. From and after the Closing, Buyer and the Company shall, jointly and severally, indemnify, defend, save and hold harmless Seller, its officers, directors, shareholders, affiliates and successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses (as defined below) incurred by any Seller Indemnified Party and arising out of or resulting from (i) any breach of any representation or warranty given or made by Buyer in this Agreement or any Ancillary Agreements; (ii) any nonfulfillment or breach of any covenant or agreement made by Buyer in this Agreement or any Ancillary Agreements; and (iii) any events or circumstances arising from the business or operations of the Company on or after the Closing Date.

6.04  Notice of Indemnity Claims. If any Buyer Indemnified Parties or Seller Indemnified Parties entitled to or seeking indemnification hereunder (an “Indemnified Party”) (a) determines that any event, occurrence, fact, condition or claim has given or could give rise to Losses for which such Indemnified Party is or may be entitled to, or may seek, indemnification under this Agreement, (b) otherwise identifies an event, occurrence, fact, condition or claim giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party, or (c) with respect to any third party claim, becomes aware of the assertion of any claim or of the commencement of any action, suit or proceeding at law or in equity (any of the foregoing, an “Indemnity Claim”), such Indemnified Party shall promptly notify the party or parties obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. Any Claim Notice not relating to a Third Party Claim shall specify the nature of the Loss and the estimated amount thereof. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the delivery of the Claim Notice that the Indemnifying Party disputes the referenced Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder (a “Final Claim”).

6.05  Losses Defined. As used in this Article VI, “Losses” means any and all losses, liabilities, obligations and damages and other reasonable out-of-pocket costs, expenses and charges, including, without limitation, reasonable attorneys’ fees and other amounts incurred in proceedings relating to Losses, but all of which Losses shall be reduced by (a) any insurance proceeds actually recovered with respect to the events or transactions giving rise to such Losses (less any increase in annual premiums as a result of such claims) or (b) any reserve set forth in, or provision made in, the Financial Statements specifically with respect to the events or transactions giving rise to such Losses.

6.06  Setoff. Buyer may with notice to Seller and SD withhold from any payment obligation pursuant to this Agreement, at Buyer’s option that is payable to Seller or SD, to the extent of the amount estimated by Buyer in good faith of any Losses incurred or to be incurred by any Buyer Indemnified Party covered by Seller’s indemnification pursuant to Section 6.02 hereof.

6.07  Threshold. Seller shall not have any liability pursuant to Section 6.02 hereof, unless and until the aggregate amount of Losses pursuant to Section 6.02 hereof is greater than or equal to Ten Thousand ($10,000) (the “Basket”), in which case Seller shall be responsible only for Losses exceeding the Basket. Buyer shall not have any liability pursuant to Section 6.03 hereof, unless and until the aggregate amount of Losses pursuant to Section 6.03 hereof is greater than or equal to the Basket, in which case Buyer shall be responsible only for Losses exceeding the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.02 hereof shall not exceed Five Hundred Thousand Dollars ($500,000) (the “Cap”). The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.03 hereof shall not exceed the Cap. Notwithstanding the foregoing, the limitations set forth in this Section 6.07 shall not apply to Losses based upon, rising out of, or by reason of any inaccuracy in or breach of any representation of warranty in Section 2.01, Section 2.03, Section 2.05, Section 2.07, Section 2.09, Section 2.10, Section 2.11, Section 2.20 or Section 2.25 hereof.

6.08  Sole and Exclusive Remedy. Following the Closing, the indemnification rights pursuant to this Article VI shall constitute the sole and exclusive remedies for Seller, Buyer and the Company, pursuant to this Agreement with respect to Losses of any kind or nature rising out of or in connection with this Agreement, except for claims arising from fraud, criminal activity, gross negligence or willful misconduct on the part of any Indemnifying Party.

6.09  Tax Benefits and Tax Detriments. Any Losses shall be calculated net of any tax benefits actually realized by the Indemnified Party by reason of deductibility of such Losses.

6.10  Mitigation. Each of the Seller Indemnified Parties and the Buyer Indemnified Parties shall make commercially reasonable efforts to mitigate or minimize Losses under this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this Article VI; provided, however, that nothing in this provision is intended to obligate any such parties to incur extraordinary expense or risk to mitigate or minimize any such Losses.

6.11  Review Rights. Upon reasonable request and during regular business hours and not to exceed more than twice per calendar year, at the Seller’s own cost expense, Seller may request and shall have access to relevant supporting materials and other documents as reasonably necessary to verify compliance with the terms and conditions of this Article VI and to investigate and verify any claims made pursuant this Article VI.

ARTICLE VII

POST-CLOSING COVENANTS

7.01 Covenant Not to Compete. For a period of two (2) years commencing the Closing Date (the “Seller Restriction Period”), Seller will not engage, directly or indirectly, in the Restricted Business (as defined below) within the United States (the “Territory”). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. As used herein, the term “Restricted Business” means any software services for Electronic Health Record (EHR) implementation (such as by way of example, EPIC, MEDITECH, and CERNER), EHR Managed Service and Support, and any healthcare IT related services, other than any services related to or in connection with the implementation, managed services and support of HIPAAS, or any services related to Dell Boomi consulting. During the Seller Restriction Period, Seller shall not contract directly with the persons or entities set forth on Annexure J hereto and will only provide services to such persons or entities as a subcontractor of the Company, except in cases where the end customer chooses to contract with Seller, SD or its designee(s) directly or through other vendor(s). In such cases where the end customer chooses to contract with Seller, corresponding revenue should flow through the Company and profit margins should be shared based on mutual understanding. As used herein, “HiPAAS” means the EHR and healthcare IT services platform and related ecosystem directly or indirectly owned by SD which provides healthcare business products developed by HiPAAS.

7.02 Transition. Seller shall not take any unreasonable action that is designed or reasonably likely to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining materially the same business relationships with the Company after the Closing as it maintained with the Company during the six (6)-month period prior to the Closing; provided, however, that nothing in this Section 7.02 shall prevent Seller from conducting legitimate business activities in the ordinary course of its business that are not specifically aimed at diverting or subverting the Company Business post-Closing.

7.03 Confidentiality. During the Seller Restriction Period, Seller will treat and hold as such all of the confidential information of the Company and the Company Business, refrain from using any of the confidential information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the confidential information that are in its possession; provided, however, that, Seller may retain a copy of such information solely for its personal, confidential use as may be reasonably necessary for purposes of compliance with its obligations under applicable law and/or for enforcement of its rights and remedies hereunder and under the Ancillary Agreements.

7.04 Conduct of the Company Business. Commencing the Closing Date and until Buyer has satisfied its obligations to make timely payments of the Purchase Price (as adjusted) (the “Buyer Restriction Period”), and except as otherwise consented to in writing by Seller and SD (which consent shall not be unreasonably withheld), Buyer shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; (y) use reasonable commercial efforts to maintain and preserve intact the current organization (other than as contemplated by this Agreement), business and franchise of the Company, and to preserve the rights, franchises, goodwill and relationships of its employees, consultants, lessors, licensors, lenders, customers, suppliers, vendors, business associates, regulators and others having business relationships with the Company; and (z) take good faith, diligent reasonable commercial efforts to maximize the Gross Revenues of the Company during the remainder of FY 2021 and also in FY 2022 (if the 2021 Gross Revenue Target is not met). Without limiting the generality of the foregoing, during the Buyer Restriction Period, Buyer shall:

(i)  cause the Company to preserve and maintain all of its licenses and permits;

(ii)  cause the Company to pay its debts, taxes and other obligations when due, and not assume any new debts or obligations other in the ordinary course of the Company Business consistent with past practice;

(iii)  cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were prior to the Closing Date, reasonable wear and tear excepted;

(iv)  cause the Company to continue in full force and effect without modification all insurance policies, except as required by applicable law;

(v)  cause the Company to defend and protect its properties, assets contracts and the Company Business from infringement or usurpation, not to transfer any of its properties, assets, revenues, contracts or the Company to third parties, or create any liens or encumbrances thereon (including, without limitation, by way of selling, assigning, leasing or factoring the Company’s Accounts Receivables), or take any other actions which would materially adversely affect the Company’s ability to fully satisfy its obligations hereunder;

(vi)  cause the Company to perform all of its material obligations under all contracts relating to or affecting its properties, assets or the Company Business;

(vii)  cause the Company to maintain its books and records in accordance with past practice, and permit Seller, SD and their respective agents to inspect and copy the books and accounts of the Company for purposes of verifying Buyer’s and the Company’s compliance with its obligations hereunder;

(viii)  cause the Company to comply in all material respects with all applicable laws, rules and regulations, as well as all applicable customer policies and practices, including privacy and data security protocols; and

(ix)  cause the Company not to take or permit any action that would cause any of the changes, events or conditions which would materially reduce the Company Business, or materially adversely affect its ability to conduct its operations on an ongoing basis consistent with past practice, or otherwise render the Company inoperable, unable to pay its debts when due, or cause material breach of its obligations hereunder.

7.05  Gross Revenue and Net Income. Seller hereby covenants to Buyer that the gross revenues and net operating income of the Company on an accrual basis for the twelve (12)-month period ending on December 31, 2021 will be at least $21,318,391.00 and $1,385,695.42 , respectively, if (i) Buyer continues to operate the Company Business post-Closing in the ordinary course during that period, and (ii) subject to any force majeure events or other factors beyond the reasonable control of any of applicable party.

7.06  Revenue Not Yet Booked. Seller hereby covenants to Buyer that, as of the Execution Date, the Company has entered into various contracts with its customers to provide future services related to the Company Business, and that the revenue under such contracts has not been earned or booked in the Company’s financial statements as of the Execution Date, and it will account for at least $6,556,227.00 of revenue for the Company in fiscal year 2022 and $279,703.00 of revenue for the Company in fiscal year

7.07  Customer Contracts. The Company shall continue to retain the ability to service the contracts listed on Schedule B hereto (the “Customer Contracts”) after the Closing Date in accordance with their respective terms if (i) the Company continues to operate the Company Business post-Closing in the ordinary course, and (ii) subject to any force majeure events or other factors beyond the reasonable control of any of applicable parties to such Customer Contracts.

7.08 Line of Credit. Buyer will work with SD to have Bank of the West remove SD as guarantor of the Line of Credit and replace with Buyer as guarantor. The parties hereto agree that in the event SD is removed as a personal guarantor of the Line of Credit and Bank of the West issues a letter certifying the full, complete and unconditional discharge of SD as a personal guarantor under the Line of Credit to SD’s satisfaction, the Line of Credit Note shall be deemed canceled in its entirety.

Buyer, the Company, and their respective officers and directors shall be jointly and severally liable for Buyer’s failure to make timely payments of the Purchase Price (as adjusted) pursuant to this Agreement.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01  Amendments. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

8.02  Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that any assignment by a party of its rights under this Agreement without the written consent of the other parties shall be null and void ab initio. No assignment shall relieve the assigning party of any of its obligations hereunder.

8.03  Entire Agreement; Conflicts. This Agreement and the Ancillary Agreements contain the entire agreement of the parties with respect to the transactions contemplated hereby and thereby, and supersede all prior and contemporaneous written and oral agreements, oral agreements, relating to such transactions. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Annexures, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.04  Expenses. Except as otherwise specifically provided herein or in any other agreements and instruments related to this Agreement, each party shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the Ancillary Agreements; provided, however, that the Company shall be responsible for and shall remit the fees of its attorneys, advisors, accountants and consultants accrued up and through the Closing Date (the “Fees”), but if Closing is not consummated by the Drop Dead Date (defined below) due to Buyer’s default, failure to complete due diligence, or failure to fund the Closing Consideration, Buyer shall be solely responsible for recompensating the Company for such actual Fees incurred up to and through the termination date of this Agreement.

8.05  Further Assurances. The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable governmental rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and all other agreements and instruments related to this Agreement. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives on or after the Closing Date and which is the property of the other. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company and the Company Business; provided, however, that, Seller may retain a copy of such documents, books, records (including tax records), agreements, and financial data solely for its personal, confidential use as may be reasonably necessary for purposes of compliance with its obligations under applicable law and/or for enforcement of its rights and remedies hereunder and under the Ancillary Agreements.

8.06  Governing Law; Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Buyer, Seller and SD each hereby irrevocably consents to the jurisdiction of the state and federal courts located in the San Francisco Bay Area, California in any case or controversy arising under this Agreement, and that process may be served in the manner provided in Section 8.08 hereof.

8.07  Termination. This Agreement may be terminated at any time prior to the Closing:

(i)  by the mutual written consent of Seller and Buyer;

(ii)  by Buyer by written notice to Seller if:

(a)  any of the conditions set forth in Section 4.01 or Section 4.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by Seller by December 15, 2021 (the “Drop Dead Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(iii)  by Seller by written notice to Buyer if:

(a)	any of the conditions set forth in Section 4.01 or Section 4.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by Buyer by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iv)  by Buyer or Seller in the event that (a) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (b) any Governmental Orders restraining or enjoining the transactions contemplated by this Agreement shall have been issued, and such Governmental Order(s) shall have become final and non-appealable.

8.08  Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.07, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 4.02(a) hereof, Article VI and this Section 8.08; provided, however, that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof. Furthermore, Buyer shall maintain strict confidentiality of the Company Business and any other non-public, proprietary information of Seller, the Company and SD that Buyer had access to or that was disclosed to Buyer in connection with this Agreement, and Buyer shall not disclose or use such information whatsoever without the prior written consent of Seller, the Company and SD.

8.09  Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

(a)  shall be in writing or by email;

(b)  shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

(c)  shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in their office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days’ prior notice:

If to Seller:

Go To Assistance Inc.

1217 Pineto Pl

Pleasanton, CA 94566

Email: deokuls@gmail.com

With a copy to (which shall not constitute notice):

IndUS Counsel, Inc.

39111 Paseo Padre Parkway, Suite 315

Fremont, CA 94538

Attention: Snehal Patil

Email: spatil@induscounsel.com

If to Buyer:

Suresh Venkatachari

4309 Hacienda Dr, Suite 150

Pleasanton, CA 94583

Email: sureshv@healthcaretriangle.com

With a copy to (which shall not constitute notice):

Carmel, Milazzo & Feil LLP

55 West 39th Street, 18th Floor, New York, NY 10018

E-mail: jwofford@cmfllp.com

If to SD:

Mr. Sandeep Deokule

1217 Pineto Pl

Pleasanton, CA 94566

Email: deokuls@gmail.com

With a copy to (which shall not constitute notice):

IndUS Counsel, Inc.

39111 Paseo Padre Parkway, Suite 315

Fremont, CA 94538

Attention: Snehal Patil

Email: spatil@induscounsel.com

8.10  Publicity. No party hereto shall make any press release, announcements in social media, corporate communications and announcements, or any other form of other public announcement regarding this Agreement or any Ancillary Agreements, or any transactions contemplated hereby or thereby, until the text of such release or announcement has been submitted to Buyer and Seller and both have approved the same in writing.

8.11  Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.12  Waivers. The due performance or observance by the parties of their respective obligations hereunder and under the Ancillary Agreements shall not be waived, and the rights and remedies of the parties hereunder and thereunder shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder or under any Ancillary Agreements may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing

8.13  Withholding. All payments by Buyer pursuant to this Agreement and the Exhibits hereto are subject to any applicable U.S. federal or state tax withholding.

8.14  Broker. Each party shall be responsible for such expenses and fees as it may incur in connection with any broker, agent or finder on account of this Agreement.

8.15 Limitations on Damages. Notwithstanding any other provision contained elsewhere in this agreement to the contrary, except with respect to indemnification of the third party claims, each party acknowledges that this agreement does not authorize a party to sue for or collect from the other party any punitive damages, or any consequential or indirect damages in connection with this agreement and the transactions contemplated hereby and that each party expressly waives for itself and on behalf of its affiliates, any and all claims that it may have against the other party and the other party’s affiliates for its own such damages in connection with this agreement and the transactions contemplated hereby.

8.16 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement or any Ancillary Agreements were not performed in accordance with the terms hereof or thereof (as applicable) and that the aggrieved parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.17 Attorney Representation.

(a)  Buyer has been informed that IndUS Counsel, Inc., a California professional corporation, located at 39111 Paseo Padre Parkway, Suite 315, Fremont, CA 94538 (“IndUS Counsel”), has acted as counsel to Seller, the Company and SD, whereby it has advised each of them in connection with the negotiation and execution of this Agreement, the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby (the “Transaction-Specific Matters”).

(b)  Buyer hereby consents and agrees to, and agrees to cause the Company after the Closing to consent and agree to, IndUS Counsel representing one or more of Seller, SD, or any of their related parties (collectively, the “Selling Parties”), after the Closing in connection with the Transaction-Specific Matters, including with respect to disputes in which the interests of one or more of the Selling Parties may be directly adverse to Buyer and/or the Company, even though IndUS Counsel may have represented the Company in a matter substantially related to any such dispute. Buyer further consents and agrees to, and agree to cause the Company after the Closing to consent and agree to, the communication by IndUS Counsel to one or more of Selling Parties in connection with any such representation of any fact specifically relating to such dispute known to IndUS Counsel arising by reason of IndUS Counsel’s representation of the Company in the Transaction-Specific Matters.

(c)  In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert after the Closing, any conflict of interest arising from or in connection with (i) IndUS Counsel’s representation of the Company prior to the Closing in connection with the Transaction-Specific Matters and (ii) IndUS Counsel’s representation of one or more of the Selling Parties after the Closing in connection with the Transaction-Specific Matters.

(d)  Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among IndUS Counsel, on the one hand, and the Company and one or more of the Selling Parties, on the other hand, that relate in any way to the Transaction-Specific Matters (collectively, the “Privileged Communications”) will be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Selling Parties, collectively, or to one or more of the Selling Parties, individually, and will not pass to or be claimed by Buyer or the Company, or any of their respective affiliates or related parties post-Closing.

(e)  Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Buyer and/or the Company, or any of their respective affiliates or successors-in-interest, on the one hand, and a third party other than one of the Selling Parties, on the other hand, Buyer and/or the Company (or such affiliate or successor-in-interest) may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of Buyer or the Company, or any of their respective affiliates or successors-in-interest, may waive such privilege without the prior written consent of SD. After the Closing, in the event that Buyer or the Company, or any of their respective affiliates or successors-in-interest, is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Buyer or the Company will promptly (and, in any event, within three business days), to the extent not legally prohibited, notify SD in writing (including by making specific reference to this provision) so that SD can seek a protective order and Buyer and/or the Company agree to use commercially reasonable efforts to assist therewith (at Seller’s sole cost and expense).

(f)  To the extent that privileged files or other privileged materials constituting the Privileged Communications maintained by IndUS Counsel constitute property of its clients, only the Selling Parties (or one or more of them) will hold such property rights and IndUS Counsel will have no duty to reveal or disclose any such files or other materials or any other the Privileged Communications by reason of any attorney-client relationship between IndUS Counsel, on the one hand, and Buyer or the Company, or any of their respective affiliates or successors-in-interest, on the other hand.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed as of the Execution Date by their respective officers thereunto duly authorized (as applicable).

Buyer:

Healthcare Triangle, Inc.

By: /s/ Suresh Venkatachari

Name: Suresh Venkatachari

Title: CEO

Seller:

Go To Assistance Inc.

By: /s/ Sandeep Deokule

Name: Sandeep Deokule

Title: CEO

Company:

Devcool Inc.

By: /s/ Sandeep Deokule

Name: Sandeep Deokule

Title: CEO

SD:

/s/ Sandeep Deokule

Sandeep Deokule, an individual

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ANNEXURE A

Retention Personnel

S. No.	Name of Personnel	Share of Closing Equity Consideration
1.	Alina Sladariu	$75,000
2.	Dipa Rangarajan	$75,000
3.	Ronald Beteta	$50,000

3

ANNEXURE B

Earnout

1.	Earnout will be calculated based on the achievement of the “Gross Revenues” of the Company for the applicable Earnout Period, as mentioned below.
2.	“Year 1 Earnout”:

Year 1 Earnout Period: January 1, 2022 – December 31, 2022

Year 1 Targeted Gross Revenues: $22,000,000

Maximum Year 1 Cash Earnout: $1,000,000

Maximum Year 1 Equity Earnout: $250,000

·	Year 1 Earnout will be calculated as per table below. For example, on achievement of Gross Revenues of 90%, the Cash Earnout will be $500,000 and the Equity Earnout will be $125,000.
·	Any actual Gross Revenues achieved above $22,000,000 during the Year 1 Earnout Period will be counted towards meeting the Year 2 Targeted Gross Revenues.
·	No Year 1 Earnout will be payable if the actual Gross Revenues achieved during the Year 1 Earnout Period are below 85% of the Year 1 Targeted Gross Revenues. If the actual revenue in year 2022 is below 85% (less than $18,700,000), but the combined revenue in years 2022 and 2023 is above the threshold ($39,100,000), earnout will be paid based on the gross revenues achieved.
Year 1 Cash Earnout	Year 1 Equity Earnout	Targeted Gross Revenues Achieved
$1,000,000	$250,000	100%
$750,000	$187,500	95%
$500,000	$125,000	90%
$250,000	$62,500	85%

3.	“Year 2 Earnout”:

Year 2 Earnout Period: January 1, 2023 – December 31, 2023

Year 2 Targeted Gross Revenues: $24,000,000

Maximum Year 2 Cash Earnout: $1,000,000

Maximum Year 2 Equity Earnout: $250,000

·	Year 2 Earnout will be calculated as per table below. For example, on achievement of Gross Revenues of 90%, the Cash Earnout will be $500,000 and the Equity Earnout will be $125,000.
·	No Year 2 Earnout will be payable if the actual Gross Revenues achieved during the Year 2 Earnout Period are below 85% of the Year 2 Targeted Gross Revenues.
Year 2 Cash Earnout	Year 2 Equity Earnout	Targeted Gross Revenues Achieved
$1,000,000	$250,000	100%
$750,000	$187,500	95%
$500,000	$125,000	90%
$250,000	$62,500	85%

4

ANNEXURE C

Form of Consulting Agreement

[See Attached]

5

ANNEXURE D

Form of SD Release

[See Attached]

6

ANNEXURE E

Pricing Assumptions

(i)	The Company’s Gross Revenues for the period January 1, 2019 to December 31, 2019 are $25,300,000 (approx.) and Net Operating Income for the same period is $2,500,000 (approx.).

(ii)	The Company’s Gross Revenues for the period January 1, 2020 to December 31, 2020 are $22,290,000 (approx.) and Net Operating Income for the same period is $2,600,000 (approx.). Net Operating Income includes PPP of $1,100,000 (approx.).

(iii)	The Company’s Gross Revenues for the period January 1, 2021, to September 30, 2021, is $16,700,000 (approx.) and Net Operating Income for the same period is $1,600,000 (approx.). Net Operating Income includes PPP of $1,030,000 (approx.).

(iv)	The Company’s Accounts Receivables as of September 30, 2021are $3,130,270 (approx.) and Accounts Payable as of that date are $856,845 (approx.).

(v)	The Company’s projected Gross Revenues for the twelve (12)-month period between January 1, 2021 through December 31, 2021 are expected to be $20,385,824 (approx.) and Net Operating Income for the same period is expected to be $2,072,300 (approx.), in each case, excluding forgiveness of any Payroll Protection Program loans.

(vi)	Accounting figures are based on an accrual basis.

The terms “Accounts Receivables”, “Accounts Payable”, “Net Income” and “Gross Revenues” shall be interpreted in accordance with the Company’s Financial Statements.

7

ANNEXURE F

Form of Net Working Capital Note

[See Attached]

8

ANNEXURE G

Form of Security Agreement

[See Attached]

9

ANNEXURE H

Form of Guaranty

[See Attached]

10

ANNEXURE I

Form of Line of Credit Note

[See Attached]

11

ANNEXURE J

Restricted Entities

1. City of Hope

12

SCHEDULE A

Net Working Capital Calculation

Working Capital Amount as of the Effective Date:

Current Assets	$4,112,695.28
Current Liabilities	$1,167,550.37
Other Liabilities	$270,513.42
Working Capital Amount	$2,674,631.49

Accounts Receivables, Accounts Payables and Other Liabilities as of the Effective Date:

Oct 31 AR	$3,144,739.82
Oct 31 AP	$639,664.00
Other Liability	$270,513.42
BOA CC Line	$0.00

Cash in Bank of Dec 10th	$175,682.22
To Seller on Dec 9th	$459,449.20
Paid Oct31 AR as of Dec 8th	$1,558,368.56
Estimated AP for Paid AR	$311,673.71
Estimated NWC Available	$1,246,694.85
Outstanding AR as of Dec 9	$1,586,371.26
Estinated Outstanding AP	$327,990.29

LOC to Seller on Dec 10th	$1,246,694.85
AP Paid via LOC	$119,000.00
Total to Seller on Dec 8th	$1,706,144.05
Liability with Buyer - 45 days
LOC	$1,365,694.85

Liability with Buyer - 90 days
Total Bank + AR - AP	$962,146.12

13

SCHEDULE B

Customer Contracts

List of current contracts:

Customer	MSA Effective Date	End Date
City of Hope	5/18/18	4/30/23
State of California - LCB	9/18/18	8/31/24
San Francisco Department of Public Health	11/1/18	12/31/23
5 UCs	7/19/19	6/30/22
Lumentum	7/19/21	7/28/22
Liquid Robotics	7/18/19	Specific to SOW
Paladina Health	8/8/19	Specific To SOW
HealthTrust Workforce Solutions (for Franciscan Alliance)	4/7/20	Automatic renewal every Dec 31st unless cancelled.
San Francisco Health Plan	9/1/20	9/1/22
UCI Campus OIT	9/1/20	8/31/23
San Francisco Department of Public Health	11/1/18	12/31/23
BTMG		The term of this Agreement shall continue for in accordance with the applicable Services Schedule
Infinite		Continue for 1 year after the completion of the last SOW; 1/15/2021 was end date of last SOW. Next SOW is starting on 12/20/2021 - contract processing in progress.
UCDH L2 MS		6/30/23

14

SCHEDULE C

Seller’s Designated Bank Account

Account Name: Go to Assistance Inc

Bank Name: Bank of the West

Bank Address: 140 Sunset Dr, San Ramon, CA 94583

Routing No.: 121100782

Account No.: 069635993

15